Exhibit 99.1
Gregory Spierkel Named to PACCAR Board
December 6, 2007, Bellevue, Washington — Mr. Gregory M.E. Spierkel has been named to the PACCAR Inc Board of Directors, effective at the 2008 annual shareholders’ meeting on April 22, 2008, according to Mark C. Pigott, PACCAR chairman and chief executive officer. Mr. Spierkel will fill the vacancy created by the retirement of Harold A. Wagner from the Board on April 21, 2008.
Mr. Spierkel is chief executive officer of Ingram Micro Inc., the world’s leading technology distributor. During his ten years with Ingram Micro, he has held senior positions including corporate president and president, Ingram Micro Europe, and was instrumental in establishing the company in Asia. Mr. Spierkel earned a master’s degree in business administration from Georgetown University. He serves as a member of the board of the school of business at the University of California, Irvine and Chapman University. He is also the chairman of the Global Technology Distribution Council, a trade association for the information technology industry.
“PACCAR is very pleased that Mr. Spierkel will be joining the Board. His thorough understanding of the Asian and European marketplace and his technology and distribution background provide a strong perspective that will benefit PACCAR in its global growth,” said Mark Pigott.
PACCAR is a global technology leader in the design, manufacture and customer support of high-quality light-, medium- and heavy-duty trucks under the Kenworth, Peterbilt and DAF nameplates. It also provides financial services and information technology and distributes truck parts related to its principal business.
PACCAR shares are traded on the Nasdaq Stock Market, symbol PCAR, and its homepage is www.paccar.com.
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